Exhibit 10.2

CERTIFICATE OF AMENDMENT OF BYLAWS

OF

DSP GROUP, INC.,

a Delaware corporation

Date: April 3, 2012

The undersigned, Dror Levy, certifies that:

1. He is the Secretary of DSP Group, Inc., a Delaware corporation.

2. Effective April 3, 2012, Article III Section 3.2 of the Bylaws of the Corporation was amended as follows:

“The authorized number of directors shall be not less than five (5) or more than nine (9). The exact number of directors shall be nine (9) until changed, within the limits specified above, by a bylaw amending this Section 3.2, duly adopted by the board of directors. The indefinite number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by a duly adopted amendment to the Certificate of Incorporation or by an amendment to this bylaw by resolution of a majority of the board of directors. Except as provided in Section 3.4 of this Article III, in an uncontested election whereby the number of director nominees is equal to or less than the number of open positions for directorship of the class of directors up for re-election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation to the corporation’s board of directors following certification of the stockholder vote by the inspector of elections. “Abstentions” will not count as a vote cast with respect to a director. The Nominating and Governance Committee of the board will make a recommendation to the board on whether to accept or reject the resignation of the director who received a Majority Withheld Vote, or whether other action should be taken. The board will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the reasons for it within ninety (90) days from the date of the certification of the stockholder vote. The director who tenders his or her resignation will not participate in the board decision with respect to his or her offer to tender resignation. Any vacancies in the board resulting from the failed election of a director under this Section 3.2 of this Article III may be filled by a majority of the directors then in office, although less than a quorum, as provided in Section 3.4 of this Article III. Elected directors shall hold office until the annual meeting of stockholders in the year that their terms expire and until their successors shall be duly elected and qualified or until their earlier death, resignation or removal. Directors need not be stockholders.

No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these bylaws.”

Executed on this 3rd day of April 2012.

/s/ Dror Levy
Dror Levy, Secretary